Exhibit 99.2

Robert Glanzman, MD FAAN On behalf of REPAIR - MS Investigators Jimin Ren 1 , Austin Rynders 2 , Benjamin Greenberg 1 , Karen S. Ho 2 , Robert Glanzman 2 , Michael T. Hotchkin 2 1 University of Texas Southwestern Medical Center 2 Clene Nanomedicine, Inc. P 0 4 3 Effects of Nanocatalysis on CNS Bioenergetic Markers in Patients Treated with CNM - Au8: Interim Results from a Phase 2 31 Phosphorous Magnetic Resonance Imaging Study in Relapsing MS 1

Disclosures I am an employee of Clene Nanomedicine, Inc. and receive salary and stock options 2

C N M - Au8 | M o A : N a n o c a t a l y t i c E l e c t r o n T r a n s f e r 3

RepairMS

REPAIR: Phase 2 ^{31}P-MRS Imaging

A Phase 2, Open Label, Sequential Group, Investigator Blinded Study of Magnetic Resonance Spectroscopy (^{31}P-MRS) to Assess the Effects of CNM-Au8 for the Bioenergetic Improvement of Impaired Neuronal Redox State in Relapsing MS

Screening — *Day −42 to −1*

D0 — *Visit baseline assessments dispense drug*

Week 4 — *Visit safety assessment dispense drug*

Week 8 — *Visit safety assessment dispense drug*

Week 12 + — *Visit Primary Endpoint*

4 weeks

EOS — *Visit Follow-up*

1° **Change in Brain Bioenergetic Potential (NAD+/NADH) vs. Baseline**

2°
- Difference in average metabolites (e.g., NAD+, NADH) concentration at Week 12-16
- Difference in average brain membrane markers (PCr, PME, PE, etc.) at Week 12-16
- Pharmacodynamic biomarkers at Week 12-16

4
PROPRIETARY & CONFIDENTIAL
RepairMS

REPAIR-MS | ^{31}P MRS Imaging Modality

Partial Volume Coil


^{1}H & ^{31}P Coils

Full Volume Coil




PCr
Pi^{in}
Pi^{ex}
PC
PE
GPE
GPC
γ-
ATP
α-
NAD
UDPG
β-
5
0
-5
-10
-15

Average change in Area Under Curve by 31P peak (per 2 cm^3 voxel, ~600 voxels per subject); normalized by PCr

ATP-α, ATP-β, ATP-γ

NAD+/NADH (partial coil only)

NAD Pool (Full coil)

UDPG – uridine diphosphate glucose

PCr – phosphocreatine (normalization factor)

Pi^{in} - intracellular inorganic phosphate

Pi^{ex} - extracellular inorganic phosphate

PC - phosphocholine

PE - phosphoethanolamine

GPE - glycerophosphoethanolamine

GPC - glycerophosphocholine

5
PROPRIETARY & CONFIDENTIAL
RepairMS

REPAIR-MS Baseline Demographics

27–January–2021 Data Update

Baseline Values	Subjects n (%)	Age [yrs.] mean (SD)	EDSS mean (SD)	Time from MS Onset [yrs.] mean (SD)	Natalizumab Treatment (%)
All	**9** (100%)	**46.5** (10.8)	**3.6** (2.3)	**7.2** (5.0)	**100%**
Female	7 (78%)	39.7 (11.6)	3.0 (2.2)	6.5 (3.7)	100%
Male	2 (22%)	48.5 (10.6)	3.8 (3.9)	11.3 (2.9)	100%

6
PROPRIETARY & CONFIDENTIAL
RepairMS

REPAIR − MS | Percent Change in NAD + /NADH [Partial Volume Coil] CNM - Au8 Increases Brain NAD + /NADH Ratio 7

CNM - Au8 Normalizes Brain ATP Levels Correlation of % Change versus BL value by Subject for Ƒ − ATP &  − ATP [Full Volume Coil] 8

CNM - Au8 Open Label (m)MSFC Clinical Data SDMT & 9HPT 9

Con cl u s io n s • Data demonstrate CNM - Au8 target engagement in brains of MS patients • Catalytic bioenergetic improvements demonstrated across key CNS metabolic markers - NAD+/NADH ratio - ATP ( ߙ , ߛ ) 10